Exhibit 99.1

Receptos Provides Development Updates and Reports Fourth Quarter and Year End

2014 Financial Results

- Positive Phase 2 induction results for TOUCHSTONE trial of ozanimod (formerly RPC1063) in Ulcerative Colitis (UC) support initiation of broad development program in UC, Crohn’s Disease -

- Both Phase 3 trials of ozanimod in Relapsing Multiple Sclerosis enrolling on schedule -

- Phase 2 trial of RPC4046 in Eosinophilic Esophagitis enrolling on schedule -

- Receptos well capitalized, with over $670 million in cash and investments at year end -

- Conference Call Today at 5 p.m. Eastern Time -

San Diego, CA, March 3, 2015 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today provided development program updates and reviewed financial results for the fourth quarter and year ended December 31, 2014.

“With the positive results of the TOUCHSTONE Phase 2 trial of ozanimod that we recently announced, we plan to move forward with a full Phase 3 program in ulcerative colitis as well as a Phase 2 trial in Crohn’s disease,” said Faheem Hasnain, Chief Executive Officer of Receptos. “With a strong balance sheet and full ownership of the program, we are well positioned to execute on the development plan for ozanimod in relapsing multiple sclerosis and inflammatory bowel disease, as well as to continue to drive progress with our pipeline programs.”

Development Program Updates

Ozanimod (RPC1063) in Relapsing Multiple Sclerosis (RMS)

•	After reporting positive results in the Phase 2 portion of the RADIANCE trial of ozanimod in RMS, Receptos initiated the second Phase 3 trial of ozanimod in RMS, called SUNBEAM. Similar to the RADIANCE Phase 3 trial, the SUNBEAM trial is a randomized, double-blind study designed to compare 0.5 mg and 1.0 mg of ozanimod against interferon beta-1a (Avonex®) in approximately 1,200 patients with RMS. The primary objectives of the RADIANCE and SUNBEAM trials are to assess whether ozanimod is superior to Avonex® in reducing the annualized relapse rate in patients after two years of therapy and one year of therapy, respectively. Both Phase 3 trials are being conducted under Special Protocol Assessment (SPA) agreement with the FDA.

Ozanimod (RPC1063) in Ulcerative Colitis (UC)

•

In October 2014, Receptos reported positive Phase 2 results for the induction period of the TOUCHSTONE trial of ozanimod in patients with moderately-to-severely active UC. The study met the primary efficacy endpoint and all secondary endpoints with statistical significance for patients on the 1 mg dose after 8 weeks of treatment. Safety data were consistent with the favorable profile observed in the Phase 2 trial in RMS. The 24-week maintenance portion of the trial is ongoing and is expected to be completed in 2H 2015. These induction data were reviewed in further detail on February 21, 2015 at an oral podium presentation at the annual meeting of ECCO, the European Crohn’s and Colitis Organization. Receptos has also been notified that it has been granted an oral presentation during the plenary session at the Digestive Disease Week meeting in May 2015.

•	Based on the positive induction period results from the TOUCHSTONE trial, the Company plans to initiate a Phase 3 program in UC and Phase 2 program in Crohn’s disease (CD) in 2015.

RPC4046 in Eosinophilic Esophagitis (EoE)

•	In September 2014, Receptos enrolled the first patient into the Phase 2 HEROES trial of RPC4046, Receptos’ development candidate for the treatment of EoE. In addition, in February 2015 RPC4046 was granted Orphan Drug Designation for the treatment of EoE. EoE is a GI-related immunological indication with high unmet need. RPC4046 is a humanized monoclonal antibody directed against interleukin-13 (IL-13), a target which has been validated in other related allergic indications. The trial is expected to be completed in 1H 2016.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•	Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule, positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes. Internally developed, orally administered lead compounds have shown single agent glucose lowering and weight loss effects in a diabetic disease model, as well as activity that is synergistic with metformin in combination studies. Receptos expects to identify a lead candidate in 2015 and expects to subsequently initiate IND-enabling studies.

Upcoming milestones

•	Q2 2015: Presentation at Digestive Disease Week (DDW) meeting for TOUCHSTONE Phase 2 trial of ozanimod in patients with moderate-to-severe UC

•	2H 2015: Top-line results of exploratory maintenance portion of TOUCHSTONE Phase 2 trial of ozanimod in patients with moderate-to-severe UC

•	1H 2016: Top-line results of Phase 2 HEROES trial of RPC4046, Receptos’ development candidate for EoE

•	2H 2016: Top-line results of Phase 2 trial of ozanimod in patients with CD

Financial highlights for the three months and year ended December 31, 2014

Fourth quarter 2014 financial results (three months ended December 31, 2014)

•	Total revenues for the fourth quarter of 2014 were $0, compared to $773,000 for the fourth quarter of 2013. Revenue during the fourth quarter of 2013 consisted primarily of amortization of upfront fees and milestone payments, which were recognized over the estimated period of performance, and research and development funding received under our collaborative arrangements. The lack of revenues in the fourth quarter of 2014 reflects the completed amortization in the third quarter of 2014 of $1.3 million associated with a technology transfer milestone payment received in connection with the Company’s amended collaboration agreement with Ono Pharmaceutical Co., Ltd (the “Ono Agreement”).

•	Total operating expenses for the fourth quarter of 2014 were $37.2 million, compared to $15.9 million for the fourth quarter of 2013.

•	Research and development (“R&D”) expenses were $32.0 million for the fourth quarter of 2014 compared to $12.6 million for the fourth quarter of 2013. The increase in R&D costs is primarily related to increased activity on each of our clinical development programs.

•	General and administrative (“G&A”) expenses were $5.2 million for the fourth quarter of 2014 compared to $3.2 million for the fourth quarter of 2013. The increase in G&A expenses is primarily related to an increase in personnel costs including stock-based compensation, and additional expenditures associated with being a publicly traded company, including consulting costs and accounting fees.

•	Net loss attributable to common shareholders was $38.2 million, or $1.32 per share, for the fourth quarter of 2014 compared to $15.2 million, or $0.86 per share, for the fourth quarter of 2013. Net loss for the fourth quarter of 2014 included stock-based compensation expense of $3.4 million compared to $1.3 million for the fourth quarter of 2013.

•	Receptos had $671.9 million in cash, cash equivalents and short term investments and approximately 33.0 million shares of common stock outstanding on a fully diluted basis as of December 31, 2014.

Fiscal year ended December 31, 2014 financial results

•	Total revenues for 2014 were $5.9 million compared to $4.6 million for 2013. Revenue during these periods consisted primarily of amortization of upfront fees and milestone payments, which were being recognized over our estimated period of performance, and R&D funding received from our collaborative arrangements. In August 2014, the Company received notice that all deliverables specified by the Ono Agreement had been satisfied in full. The increase in our collaborative revenues during 2014 in comparison to the prior year reflects the recognition of all previously deferred revenue associated with this collaboration, as well as recognition of a $1.3 million non-substantive technology transfer milestone payment received from Ono.

•	Total operating expenses for 2014 were $117.5 million compared to $52.5 million for 2013. Operating expenses for 2014 include $11.1 million of stock compensation expense, compared to $3.0 million of stock compensation expense for 2013.

•	R&D expenses were $101.7 million for 2014 compared to $43.6 million for 2013. The increase in R&D costs is primarily related to increased activity on each of our clinical development programs.

•	G&A expenses were $15.8 million for 2014 compared to $8.9 million for 2013. The increase in G&A expenses is primarily related a $5.0 million increase in personnel costs of which $4.0 million relates to additional stock-based compensation, and additional expenditures associated with being a publicly traded company, including consulting costs, accounting fees and insurance.

•	Net loss attributable to common shareholders was $115.0 million, or $4.63 per common share for 2014, compared to a net loss of $50.4 million, or $4.23 per common share, for 2013.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the fourth quarter and year end 2014 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), participant code

90059109. The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 90059109.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, ozanimod, is a sphingosine 1-phosphate 1 and 5 receptor small molecule modulator in development for immune indications including RMS and IBD. Patents supporting ozanimod were exclusively licensed to Receptos from The Scripps Research Institute (TSRI). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for eosinophilic esophagitis (EoE), an allergic/immune-mediated orphan disease, as well as pipeline, pre-clinical stage assets.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the sufficiency of the Company’s financial resources over future periods, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals (such as the completion of clinical trials and availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for ozanimod (RPC1063), RPC 4046 and the GLP-1 positive allosteric modulator program, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 . All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

RECEPTOS, INC.

CONSOLIDATED BALANCE SHEET DATA

(IN THOUSANDS)

	As of December 31,
	2014	2013
Cash, cash equivalents and short-term investments	$671,929	$69,490
Working capital (defict)	647,012	54,263
Total assets	678,007	71,228
Term debt	—	4,915
Total liabilities	28,520	20,433
Common stock and additional paid-in capital	860,415	146,698
Total stockholders’ equity (deficit)	649,487	50,795

RECEPTOS, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Collaborative revenue	$0	$773	$5,900	$4,641
Operating expenses:
Research and development	31,968	12,624	101,663	43,585
General and administrative	5,191	3,248	15,807	8,949

Total operating expenses	37,159	15,872	117,470	52,534

Loss from operations	(37,159)	(15,099)	(111,570)	(47,893)
Other income (expense)	187	(145)	(451)	(427)
Foreign currency loss	(1,179)		(2,949)

Net loss	(38,151)	(15,244)	(114,970)	(48,320)
Preferred stock deemed dividend	—	—	—	(2,056)

Net loss attributable to common stockholders	($38,151)	($15,244)	($114,970)	($50,376)

Net loss per common share, basic and diluted	($1.32)	($0.86)	($4.63)	($4.23)

Shares used to compute net loss per common share, basic and diluted	28,799	17,816	24,827	11,916